Exhibit 99

                            EXPLANATION OF RESPONSES


(1) GSCP (NJ) Holdings, L.P. ("Holdings") is making this filing in conjunction with the Form 4 being filed by GSCP (NJ), Inc. on behalf of itself and as the designated beneficial owner on behalf of the following entities and individuals:
GSCP (NJ), L.P., Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard
M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, and Andrew Wagner (collectively, the "Affiliates"). Holdings indirectly owns 4,147,535 shares of Common Stock of Cherokee International Corporation (the "Company") by virtue of its relationship with GSC Recovery II, L.P. ("Recovery II") and GSC Recovery IIA, L.P. ("Recovery IIA"), which is described further in Footnote 2 below. The 4,147,535 shares are held directly by the following entities in the following amounts: Recovery II owns 2,162,179 shares of Common Stock and Recovery IIA owns 1,985,356 shares of Common Stock. Recovery II purchased 325,910 shares and Recovery IIA purchased 674,090 shares which are being reported on this Form 4. The share amounts held by Recovery II and Recovery IIA have been adjusted from the Form 3 to reflect 35,901 shares and 25,637 shares, respectively, that were inadvertently included but which had been disposed of in January, 2004, prior to the Company's initial public offering. The share amounts held by Recovery II and Recovery IIA have also been adjusted from the Form 3 by an aggregate of 3,034 shares which were used to pay underwriting commissions. Holdings disclaims beneficial ownership of the Company's Common Stock except to the extent of its pecuniary interest in the Company's Common Stock.

(2) Recovery II and Recovery IIA are Delaware limited partnerships. GSC Recovery II GP, L.P. is the general partner of Recovery II; GSC RII, L.L.C. is the general partner of GSC Recovery II GP, L.P.; GSCP (NJ) Holdings, L.P. is the managing member of GSC RII, L.L.C.; GSCP (NJ), L.P. is the manager of Recovery II; GSCP (NJ), Inc. is the general partner of GSCP (NJ) Holdings, L.P. and GSCP
(NJ), L.P.; and each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, and Andrew Wagner is an executive officer and stockholder of GSCP (NJ), Inc. and a limited partner of GSCP (NJ), L.P. and GSCP (NJ), Holdings, L.P.

GSC Recovery IIA GP, L.P. is the general partner of Recovery IIA; GSC RIIA, L.L.C. is the general partner of GSC Recovery IIA GP, L.P.; GSCP (NJ) Holdings, L.P. is the sole member of GSC RIIA, L.L.C.; GSCP (NJ), L.P. is the manager of Recovery IIA; GSCP (NJ), Inc. is the general partner of GSCP (NJ) Holdings, L.P. and GSCP (NJ), L.P.; and each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, and Andrew Wagner is an executive officer and stockholder of GSCP (NJ), Inc. and a limited partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P.

The Affiliates have filed a separate Form 4 on today's date with respect to their beneficial ownership.